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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G
                                 (Rule 13d-102)

                 Information to be included in statements filed
                     pursuant to Rules 13d-1(b), (c) and (d)
                    and amendments thereto filed pursuant to
                                  Rule 13d-2(b)
                                (Amendment No. 3)

                             Harris Interactive Inc.

                                (Name of Issuer)

                          Common stock, $.001 par value
                         (Title of Class of Securities)

                                   414549-105
                                 (CUSIP Number)

                                December 31, 2002
             (Date of Event Which Requires Filing of this Statement)

     Check the appropriate box to designate the rule pursuant to which this
                               Schedule is filed:

                                |_| Rule 13d-1(b)
                                |_| Rule 13d-1(c)
                                |X| Rule 13d-1(d)



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CUSIP No. 414549-105

--------------------------------------------------------------------------------
1     NAME OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      Leonard R. Bayer
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) |_|
                                                                         (b) |_|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      United States
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        2,754,760
                  --------------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
    SHARES
 BENEFICIALLY           316,800
   OWNED BY       --------------------------------------------------------------
     EACH         7     SOLE DISPOSITIVE POWER
  REPORTING
    PERSON              2,754,760
     WITH         --------------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        316,800
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                       3,071,560
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
      CERTAIN SHARES*

                                                                             |-|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      5.9%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      IN
--------------------------------------------------------------------------------

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Item 1(a). Name of Issuer:

                             Harris Interactive Inc.

Item 1(b). Address of Issuer's Principal Executive Offices:

135 Corporate Woods, Rochester, New York 14623

Item 2(a). Name of Person Filing:

                                Leonard R. Bayer

Item 2(b). Address of Principal Business Office or, if None, Residence:

135 Corporate Woods, Rochester, New York 14623

Item 2(c). Citizenship:

                                  United States

Item 2(d). Title of Class of Securities:

                          Common stock, $.001 par value

Item 2(e). CUSIP Number:

414549-105

Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b) or
(c), check whether the person filing is a:

(a) |_| Broker or dealer registered under Section 15 of the Act.
(b) |_| Bank as defined in Section 3(a)(6) of the Act.
(c) |_| Insurance company as defined in Section 3(a)(19) of the Act.
(d) |_| Investment company registered under Section 8 of the Investment Company Act.
(e) |_| An investment adviser in accordance with Rule 13d-1(b)(1) (ii)(E).
(f) |_| An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F).
(g) |_| A parent holding company or control person, in accordance with Rule 13d-1(b)(1)(ii)(G).
(h) |_| A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act.
(i) |_| A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act.
(j) |_| Group, in accordance with Rule 13-1(b)(1)(ii)(J).

Item 4. Ownership.

(a)   Amount beneficially owned: 3,071,560
(b)   Percent of class: 5.9%
(c)   Number of shares as to which such person has:
(i)   Sole power to vote or to direct the vote 2,754,760
(ii)  Shared power to vote or to direct the vote 316,800
(iii) Sole power to dispose or to direct the disposition of 2,754,760
(iv)  Shared power to dispose or to direct the disposition of 316,800


                                   Page 3 of 5



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Item 5. Ownership of Five Percent or Less of a Class.

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

Item 6. Ownership of More than Five Percent on Behalf of Another Person.

Not Applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

Not Applicable.

Item 8. Identification and Classification of Members of the Group.

Not Applicable.

Item 9. Notice of Dissolution of Group.

Not Applicable.

Item 10. Certification.

Not Applicable.



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                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

2/13/2003                                 (Date)
---------




                                          /s/ Leonard S. Bayer
                                          ------------------------------------
                                                    (Signature)



                                                   Leonard R. Bayer
                                          ------------------------------------
                                                       (Name)



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